UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 21, 2011

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02Results of Operations and Financial Condition.

On March 21, 2010, Crimson Exploration Inc. issued a press release announcing financial results for the fourth quarter and full year ended December 31, 2010. The press release is included in this report as Exhibit 99.1.

As provided in General Instruction B.2. of Form 8-K, the information in this Item 2.02 (including the press release attached as Exhibit 99.1 incorporated by reference in this Item 2.02) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated March 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	March 21, 2011	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated March 21, 2011

EXHIBIT 99.1
Crimson Exploration Announces Fourth Quarter and Full Year 2010 Financial Results
HOUSTON, March 21, 2011 (BUSINESS WIRE) -- Crimson Exploration Inc. (NasdaqGM:CXPO) today announced financial results for the fourth quarter of 2010.

2010 Summary

▪	Revenue of $96.5 million; EBITDAX of $56.8 million

▪	Increased exit production rate by 50% over the prior year

▪	Increased proved reserves by 71% with a reserve replacement rate of 634% of 2010 production

▪	Raised $30.0 million in new equity through a private placement @ $5.00 per share

▪	Refinanced our long-term debt to extend the maturity to December 2015

▪	Reduced outstandings on our revolver to provide full availability on our $89 million borrowing base

Management Commentary

Allan D. Keel, President and Chief Executive Officer, commented, “During 2010 we continued to position Crimson for balanced growth from our current portfolio of unconventional and conventional opportunities. Strong execution on our 2010 drilling program led to a 71% increase in proved reserves, a reserve replacement rate of 634% and finding and development costs of $0.67 per Mcfe. Moreover, we refinanced our second lien term loan and successfully completed a private placement that positions us to pursue an active 2011 capital plan focused on drilling initial test wells in our liquids rich areas to improve our oil to gas ratio, and on preserving the highest quality and concentrated acreage positions in East Texas.”

Summary Fourth Quarter Financial Results

The Company reported a net loss for the fourth quarter of 2010 of $20.9 million compared to a net loss of $17.3 million for the fourth quarter of 2009. Recorded in the fourth quarters of 2010 and 2009, respectively, were non-cash leasehold impairment charges of $21.1 million and $6.5 million (explained below), and a $6.8 million non-cash charge and a $6.6 million non-cash benefit, in 2010 and 2009, respectively, related to the mark-to-market requirement on our commodity price and interest rate hedges.  Exclusive of these special items, income before taxes for the fourth quarter of 2010 would have been a loss of $4.5 million, compared to a loss before taxes of $11.7 million in 2009.

Revenues for the fourth quarter 2010 were $27.9 million compared to revenue of $26.2 million in the prior year quarter, an increase resulting from a 24% increase in production due to drilling success, offset in part by a 14% decrease in realized commodity prices.

Production for the fourth quarter of 2010 was approximately 4.0 Bcfe of natural gas equivalents, or 43,000 Mcfe per day, compared with production of approximately 3.2 Bcfe, or 34,800 Mcfe per day, in the 2009 quarter, a 24% increase.  Average production for the fourth quarter of 2010 was 31% higher than the 2009 quarter after adjusting the 2009 rate for the sale of our South Louisiana properties in December 2009.

Average realized prices in the 2010 quarter (including the effects of realized gains/losses on our commodity price hedges) were $85.02, $5.74, $43.64 and $7.02 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents. For the fourth quarter of 2009, average realized prices were $92.19, $7.20, $42.87 and $8.15 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents.

Lease operating expenses for the fourth quarter of 2010 were $3.6 million compared to $3.8 million in the prior year quarter. On a per Mcfe produced basis, lease operating expenses were $0.91 for the fourth quarter 2010, compared to $1.20 Mcfe for the fourth quarter 2009.

Production and ad valorem taxes for the fourth quarter 2010 were $1.5 million compared to $1.1 million in the prior year quarter due to higher revenues.  On a per Mcfe produced basis, production and ad valorem taxes were $0.37 for the fourth quarter compared to $0.33 Mcfe for the fourth quarter 2009.

Exploration expense was $0.2 million for the fourth quarter of 2010 compared to $0.1 million for the prior year quarter due to lower geological and geophysical expenses.

DD&A expense for the fourth quarter of 2010 was $12.0 million, or $3.05 per Mcfe, compared to $11.7 million, or $3.66 per Mcfe, in the prior year quarter. The lower DD&A rate for the 2010 quarter resulted from new reserve additions at lower finding costs.

Asset impairment and abandonment charges were $21.1 million and $6.5 million in the fourth quarters of 2010 and 2009 respectively. In 2010, the non-cash impairment charges resulted primarily from the impairment of portions of our unproved East Texas acreage that will not likely be preserved prior to expiration through drilling, farm-out or extension. The low natural gas price and high service cost environment, and the increasing shift of available capital by most players in the East Texas gas resource plays to oil projects in recent months, including the Company, will most likely result in the Company preserving no more than half of its East Texas acreage.  In 2009, we incurred $3.2 million in non-cash impairment expense on various properties in South Texas and Southwest Louisiana related to low commodity prices, and recorded a $3.3 million abandonment expense related to lease expirations in our Alwan Field in South Texas.

General and administrative expense in the fourth quarter of 2010 was $6.6 million, or $1.66 per Mcfe, compared to $5.4 million, or $1.68 per Mcfe, in the prior year quarter due to higher bonus compensation under our performance-based bonus plan, higher legal fees and costs associated with preparing for a financing that was ultimately not pursued.  Cash general and administrative expenses for the fourth quarter of 2010, exclusive of the special items above and the non-cash stock option expense recognized pursuant to SFAS 123R, were $0.93 and $1.14 per Mcfe for the fourth quarters of 2010 and 2009, respectively.

Liquidity and Capital Resources

New Second Lien Term Loan Facility

Effective December 27, 2010, we entered into a new second lien credit agreement providing for a five-year term loan in the principal amount of $175 million.  Proceeds from the new term loan were used to retire all $150 million principal amount of our existing second lien term loan at par plus accrued interest, to pay off a $2.0 million subordinated promissory note, to pay related fees and expenses, and to use the remainder to substantially reduce outstanding borrowings under our first lien revolving bank credit facility.

Amendment to Revolving Credit Agreement

Simultaneously with the closing on the new second lien term loan, we entered into a sixth amendment to our senior secured revolving credit agreement.  This amendment provides, among other things, for: (i) an extension of the maturity date of our revolving credit facility to May 31, 2013; (ii) establishment of our borrowing base at $88.75 million; and (iii) an improvement in our covenant structure that provides us with more financial flexibility.  As of the date of this release, we had no amounts outstanding under our revolver.

Equity Issuance and Appointment of Director

On December 22, 2010, we completed a private placement transaction with America Capital Energy Corporation (“ACEC”) and announced the appointment of Mr. Ni Zhaoxing to the board of directors in connection with the completion of this transaction.  In this transaction, we issued 6,000,000 shares of common stock to ACEC for $30 million, or $5.00 per share, giving ACEC an aggregate ownership of approximately 13.4% of the outstanding shares of our common stock. ACEC is the U.S. private equity investment subsidiary of Shanghai Zhong Rong Property Group, Ltd., a private multi-faceted Shanghai-based company with operations in real estate, energy, mining, commercial property management, and financial investments.

Year End Reserves and 2011 Capital Plan

As previously disclosed, proved reserves at December 31, 2010, as estimated by Netherland, Sewell, and Associates, Inc., our independent reservoir engineering firm, were 166.5 Bcfe, a 71% increase from the prior year’s proved reserves of 97.5 Bcfe, with an SEC PV-10 value of approximately $239.7 million. Reserve additions, including revisions, totaled approximately 82 Bcfe which led to a reserve replacement rate of 634% and finding and development costs of $0.67 per Mcfe in 2011. Crimson plans to continue an active drilling program in 2011 by spending approximately $60 million designed to provide a balance of liquids rich drilling on proven conventional assets, lease preservation in East Texas, and improvement in our oil to gas ratio by drilling initial wells in our numerous unconventional oil opportunities in active, proven areas.

Hedging Activity

Consistent with our strategy of mitigating commodity price risk, we added the following derivative contracts during the first quarter of 2011 providing commodity price protection for over 75% of forecasted PDP production in 2011:

Crude Oil		Volume/Month	Price/Unit
Jan 2012-Dec 2012	Collar	4,500 Bbls	$90.00-$110.46

Natural Gas Liquids		Volume/Month	Price/Unit
Crude Oil
Mar 2011-Dec 2011	Collar	5,300 Bbls	$90.00-$112.60
Propane
Mar 2011-Dec 2011	Swap	5,000 Bbls	$57.20

Natural Gas		Volume/Month	Price/Unit
Jan 2012-Dec 2012	Put	320,000 Mmbtu	$5.00

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and twelve month periods ending December 31, 2010 and 2009:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2010	2009	%	2010	2009	%
Total Volumes Sold:
Crude oil (barrels)	81,464	62,537	30%	260,289	326,707	-20%
Natural gas (Mcf)	2,853,291	2,271,853	26%	9,285,574	10,414,441	-11%
Natural gas liquids (barrels)	102,468	91,792	12%	346,327	426,095	-19%
Natural gas equivalents (Mcfe)	3,956,883	3,197,827	24%	12,925,270	14,931,253	-13%

Daily Sales Volumes:
Crude oil (barrels)	885	680	30%	713	895	-20%
Natural gas (Mcf)	31,014	24,694	26%	25,440	28,533	-11%
Natural gas liquids (barrels)	1,114	998	12%	949	1,167	-19%
Natural gas equivalents (Mcfe)	43,010	34,759	24%	35,412	40,908	-13%

Average sales prices (before hedging):
Oil	$84.85	$74.69	14%	$79.05	$56.99	39%
Gas	3.76	4.17	-10%	4.35	3.97	10%
NGLs	43.64	42.87	2%	40.57	30.57	33%
Mcfe	5.59	5.66	-1%	5.80	4.89	19%

Average realized sales price (after hedging):
Oil	$85.02	$92.19	-8%	$84.61	$83.51	1%
Gas	5.74	7.20	-20%	6.45	6.86	-6%
NGLs	43.64	42.87	2%	40.57	30.57	33%
Mcfe	7.02	8.15	-14%	7.42	7.49	-1%

Selected Costs ($ per Mcfe):
Lease operating expenses	$0.91	$1.20	-25%	$1.16	$1.16	-%
Production and ad valorem taxes	$0.37	$0.33	12%	$0.47	$0.48	-2%
Depreciation and depletion expense	$3.05	$3.66	-17%	$3.48	$3.57	-2%
General and administrative expense	$1.66	$1.68	-1%	$1.58	$1.26	26%
Interest	$1.50	$2.13	-30%	$1.73	$1.55	11%

Adjusted EBITDAX (1)	$16,732,641	$16,439,404	2%	$56,787,402	$71,600,487	-21%

Capital expenditures
Property acquisition – proved	$—	$—		$—	$(493,532)
Property acquisition - unproved	—	—		—	—
Leasehold acquisitions	(426,561)	343,568		5,774,043	1,833,949
Exploratory	621,655	4,527,936		1,338,193	9,857,766
Development	15,623,805	162,120		47,914,145	9,804,015
Other	23,725	314,483		34,041	397,428
	$15,842,624	$5,348,107		$55,060,422	$21,399,626

(1) Adjusted EBITDAX is a non-GAAP financial measure. See below for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Cash	$—	$—
Current derivatives	6,836,366	9,937,697
Other current assets	20,725,850	14,773,246
Net property and equipment	380,046,432	393,127,727
Non-current derivatives	—	2,513,369
Other non-current assets	5,078,178	4,451,995

Total Assets	$412,686,826	$424,804,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$19,014
Current derivatives	3,043,078	872,849
Other current liabilities	44,326,994	32,594,171
Long-term debt, net of current portion	172,013,490	192,749,751
Non-current derivatives	—	1,284,105
Other non-current liabilities	9,772,293	14,553,256
Total stockholders’ equity	183,530,971	182,730,888

Total Liabilities & Stockholders’ Equity	$412,686,826	$424,804,034

CRIMSON EXPLORATION INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

OPERATING REVENUES
Oil and gas sales	$27,768,319	$26,059,805	$95,932,223	$111,802,764
Operating overhead and other income	174,935	136,633	609,744	644,882
Total operating revenues	27,943,254	26,196,438	96,541,967	112,447,646

OPERATING EXPENSES
Lease operating expenses	3,581,885	3,841,006	15,001,954	17,358,670
Production and ad valorem taxes	1,480,914	1,070,821	6,061,033	7,131,400
Exploration expenses	174,560	72,658	967,322	2,723,953
Depreciation, depletion and amortization	12,048,740	11,695,495	45,022,272	53,294,809
Impairment and abandonment of proved properties	21,052,026	6,499,255	22,254,059	6,721,215
General and administrative	6,583,500	5,376,698	20,480,608	18,757,981
Loss (gain) on sale of assets	649,250	6,828,529	1,069,616	6,847,454
Total operating expenses	45,570,875	35,384,462	110,856,864	112,835,482

INCOME (LOSS) FROM OPERATIONS	(17,627,621)	(9,188,024)	(14,314,897)	(387,836)

OTHER INCOME (EXPENSE)
Interest expense	(5,936,653)	(6,822,782)	(22,324,535)	(23,172,082)
Other financing costs	(1,962,612)	(2,232,049)	(4,311,779)	(3,341,854)
Unrealized gain (loss) on derivative instruments	(6,766,724)	(6,624,671)	(6,500,825)	(23,862,580)
Total other income (expense)	(14,665,989)	(15,679,502)	(33,137,139)	(50,376,516)

INCOME (LOSS) BEFORE INCOME TAXES	(32,293,610)	(24,867,526)	(47,452,036)	(50,764,352)

INCOME TAX (EXPENSE) BENEFIT	11,430,656	7,614,124	16,607,139	16,694,362

NET INCOME (LOSS)	$(20,862,954)	$(17,253,402)	$(30,844,897)	$(34,069,990)

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses. Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under our Senior Credit Agreement and Second Lien Credit Agreement.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our Senior Credit Agreement and Second Lien Credit Agreement.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of EBITDAX and adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income (loss) to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$(20,862,954)	$(17,253,402)	$(30,844,897)	$(34,069,990)
Interest expense	5,936,653	6,822,782	22,324,535	23,172,082
Income (benefit) tax expense	(11,430,656)	(7,614,124)	(16,607,139)	(16,694,362)
Depreciation and amortization	12,048,740	11,695,495	45,022,272	53,294,809
Exploration expense	174,560	72,658	967,322	2,723,953
EBITDAX	(14,133,657)	(6,276,591)	20,862,093	28,426,492

Unrealized loss (gain) on derivative instruments	6,766,724	6,624,671	6,500,825	23,862,580
Non-cash equity-based compensation charges	435,686	531,491	1,789,030	2,400,892
Impairment and abandonment of proved properties	21,052,026	6,499,255	22,254,059	6,721,215
Amortization of deferred finance costs	1,962,612	2,232,049	4,311,779	3,341,854
Loss (gain) on the disposition of assets	649,250	6,828,529	1,069,616	6,847,454
Adjusted EBITDAX	$16,732,641	$16,439,404	$56,787,402	$71,600,487

Guidance for First Quarter 2011

The Company is providing the following updated guidance for the first calendar quarter of 2011.  Figures for lease operating expenses, production and ad valorem taxes, cash general and administrative expenses and DD&A are based on the midpoint of the production guidance range.

First quarter 2011 production	42,000 – 44,000 Mcfe per day

Lease operating expenses ($M)	$3,600 – $4,000

Production and ad valorem taxes	8% of actual prices

Cash G&A ($M)	$3,600 – $3,800

DD&A rate	$3.15 – $3.25 per Mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on Tuesday, March 22, 2011 at 9:30 a.m. CDT.  Those interested in participating may do so by calling the following phone number: (888) 213-3925, (International: (913) 981-5597) and entering the following participation code: 2753515.  A replay of the call will be available from Tuesday, March 22, 2011 at 12:30 p.m. CDT through Tuesday, March 29, 2011 at 12:30 p.m. CDT by dialing toll free:  (888) 203-1112, (International:  (719) 457-0820) and asking for replay ID code 2753515.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, approximately 6,700 net acres in the Eagle Ford play in South Texas and approximately 11,000 net acres in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2010, for a further discussion of these risks.

Contact:  Crimson Exploration Inc., Houston, TX
  E. Joseph Grady, 713-236-7400

Source:    Crimson Exploration Inc.